AMENDMENT NO. 1
                                       TO
                                WARRANT AGREEMENT


          AMENDMENT NO. 1 TO WARRANT AGREEMENT (this "Amendment"), dated as of March 29, 2005, is made between ITC^DeltaCom, Inc., a Delaware corporation (the "Company"), and Mellon Investors Services LLC, as Warrant Agent (the "Warrant Agent").

                              W I T N E S S E T H :

          WHEREAS, the Company wishes to enter into a Credit Agreement, dated as of [the date hereof], with the borrower and the subsidiary guarantors named therein and the other parties thereto (the "Third Lien Credit Agreement"), pursuant to which certain Welsh, Carson, Anderson & Stowe funds and related persons will lend $20,000,000 to the Company;

          WHEREAS, in connection with the execution and delivery of the Third Lien Credit Agreement, the Company proposes to issue and deliver to Welsh, Carson, Anderson & Stowe funds and related persons pursuant to a Warrant Agreement, dated as of the date hereof, between the Company and Mellon Investor Services LLC, as Warrant Agent, 20,000,000 warrants (the "March 2005 Warrants") to purchase an equal number of shares of the Common Stock, par value $.01 per share, of the Company (the "Common Stock") at an initial exercise price of $0.60 per share;

          WHEREAS, Sections 7(a) and 7(b) of the Warrant Agreement, dated as of October 6, 2003, between the Company and the Warrant Agent (the "Agreement") provide for an adjustment of the Exercise Price (as defined in the Agreement, the "Exercise Price") of the Warrants (as defined in the Agreement, the "Warrants") if the Company issues, or is deemed to have issued, any shares of the Common Stock for no consideration or for a consideration per share less than the Exercise Price in effect on the date of issuance or sale (or deemed issuance or sale) of such Common Stock; and

          WHEREAS, to facilitate the issuance of the March 2005 Warrants and the shares of Common Stock or other securities issuable from time to time upon exercise or conversion of the March 2005 Warrants (collectively, the "March 2005 Warrant Shares"), the Company wishes to amend Section 7(c) of the Agreement so that none of the issuance, sale, grant, exercise, conversion, exchange, reclassification, redemption or other retirement of the March 2005 Warrants or the 2005 Warrant Shares will result in an adjustment of the Exercise Price of the Warrants; and

          WHEREAS, as required pursuant to Section 12(a) of the Agreement, Holders of more than a majority of the outstanding Warrants outstanding on the date hereof have consented in writing to this Amendment;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1. Definitions. All capitalized terms that we used but not defined in this Amendment (including the preamble and recitals hereof) shall have the meanings given to such terms in the Agreement.

          2. Amendments.

          (a) This Amendment amends clause 7(c)(x) of the Agreement by deleting the word "or" at the end thereof.

          (b) This Amendment amends clause 7(c)(xi) of the Agreement by deleting the punctuation mark at the end thereof and substituting "; or" therefor.

          (c) This Amendment amends Section 7(c) of the Agreement by adding at the end of such Section 7(c) a new clause 7(c)(xii), which shall read in its entirety as follows:

                    (xii) the March 2005 Warrants or any shares of Common Stock or other securities issuable or payable upon exercise or conversion of the March 2005 Warrants.

          (d) This Amendment amends Section 15 of the Agreement by adding to such Section 15, in the appropriate alphabetical order, the following definition, which shall read in its entirety as follows:

                    "March 2005 Warrants" means the warrants to purchase Common Stock issued by the Company pursuant to the Warrant Agreement, dated as of March 29, 2005, between the Company and Mellon Investor Services LLC, as Warrant Agent, as amended from time to time (so long as no amendment to such Warrant Agreement shall increase the number of warrants issuable pursuant thereto); provided that such warrants have the same exercise expiration date and (subject to adjustment pursuant to antidilution provisions of such Warrant Agreement) the same exercise price as the Warrants issued pursuant to such Warrant Agreement on March 29, 2005.

          3. Counterparts; Facsimile Delivery. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures on all such counterparts were upon the same instrument. This Amendment, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

          4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of the State of New York, without giving effect to principles of

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

conflict of laws to the extent the application of the laws of another jurisdiction would be required thereby.



                            [signature page follows]






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          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth in the first paragraph hereof.

                                    COMPANY:

                                    ITC^DELTACOM, INC.

                                    By:
                                      ------------------------------------------
                                    Name:     J. Thomas Mullis
                                    Title:    Senior Vice President-
                                                 Legal and Regulatory


                                    WARRANT AGENT:

                                    MELLON INVESTOR SERVICES LLC

                                    By:
                                      ------------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------